Exhibit 99.1

 FOR IMMEDIATE RELEASE

etrials Worldwide Announces Second Quarter 2008 Financial Results

--New Project Bookings of $6.5 Million Added to Backlog, 35% Higher than First Quarter–

Morrisville, NC – August 12, 2008 – etrials Worldwide, Inc. (Nasdaq: ETWC), a leading provider of adaptive eClinical software and services that optimize clinical trial management by turning data into intelligence and shortening the pathway to an actionable study endpoint, announced financial results for the three months ended June 30, 2008.

Second Quarter Highlights

•	Record contract awards of $9.3 million, up 94% compared to awards of $4.8 million in the first quarter of 2008
•
New project bookings (projects that are expected to start in 3 to 6 months) of $6.5 million,  $1.7 million, or 35% higher than first quarter bookings, and more than 60% higher than the $4 million reported in the second quarter of 2007

•	35 new contracts for the period: 29 with 7 existing clients, 6 with 2 new clients
•	38 active clients and 139 active projects
•	Backlog grew to $22.3 million at June 30, up $2.2 million over backlog of $20.1 million at March 31 and $4.2 million over backlog of $18.1 million at June 30, 2007

Second Quarter 2008 Results
Net service revenues were $4.0 million for the second quarter of 2008 versus $5.2 million for the second quarter of 2007 and $3.7 million for the first quarter of 2008. Cost of revenues was $2.5 million versus $2.2 million in the comparable period a year ago, primarily driven by the hiring of additional operational personnel to align with the company’s strategy of process re-engineering, quality initiatives and focusing on service delivery and customer satisfaction. Gross margin in the quarter was 37% compared to gross margin of 59% a year ago and 30% in the first quarter of 2008.

Operating expenses, excluding cost of services, for the second quarter of 2008 were $4.1 million compared to $6.4 million in the same quarter last year, a decline of 36%.  Included in operating expenses for the second quarter of 2008 is $500,000 related to the resignation of prior CFO Jim Clark.

Sales and marketing costs were $1.4 million compared to $1.5 million in the second quarter of 2007 reflecting reduced spending on marketing expenses offset partially by increased spending on sales personnel and related expenses.  Research and development costs were $0.5 million compared to $0.6 million in the second quarter of 2007 reflecting lower headcount compared to the prior year period. General and administrative costs were $1.7 million compared to $2.5 million in the same quarter last year, representing a 32% decline.

Net loss for the second quarter of 2008 was $2.2 million, or $0.20 per share, versus a net loss of $1.3 million, or $0.12 per share, in the second quarter of 2007, reflecting primarily decreased revenues, higher cost of services, as well as lower net other income.

“Revenue generation at etrials continues to be impacted by soft bookings in prior quarters, the timing of the start of new studies and lower billable utilization rates due to the ramp up of newly hired project managers. Although second quarter revenue is still below desired levels, increases in the backlog of contracts and an expanded pipeline of contracts point to improved revenue growth in 2009,” said Chuck Piccirillo, interim chief executive officer. “At the same time, our re-engineering initiatives continue to advance and we expect revenue in the second half of 2008 to be equal to or slightly higher than the first half of 2008.”

4 000 Aerial Center Parkway , Morrisville , NC   27560   USA
(919) 653-3400 (919) 653-3620 fax
etrials.com

”Our increase in backlog, bookings and awards are all early indicators that our new sales organization and selling strategies are beginning to take effect,” added Piccirillo. “Our strategy of aligning integrated solutions with customer needs is positioning etrials to capture an increasing share of the growing demand for eClinical solutions, particularly in the mid-tier market.”

“Going forward, we are focused on continuing the execution of our strategic plan to improve operational effectiveness and productivity across the organization and further scale the business,” concluded Piccirillo.  “Although our work to transform etrials is not finished, the improvements we are making through our reengineering initiatives are positioning etrials for revenue growth and profitability in 2009.”

Financial Position and Backlog
The company reported $22.3 million in backlog as of June 30, 2008 as compared with $18.1 million on June 30, 2007 and $20.1 million on March 31, 2008. Backlog includes projects covered by written confirmation that are expected to begin within six months. The increase in backlog from March 31, 2008 is primarily the result of new project bookings during the quarter of approximately $6.5 million offset by net adjustments to backlog of $0.6 million. As previously reported, project cancellations are a normal part of the clinical trial industry, and backlog is materially impacted by multiple elements including new project bookings, scope changes, the timing of revenue recognition, and cancellations.

As of June 30, 2008, cash, and cash equivalents was $13.9 million, working capital was $12.1 million, debt totaled $1.8 million and stockholders’ equity was $21.7 million. During the three month period ended June 30, 2008, the company spent approximately $209,000 to repurchase 98,328 common shares under the $1.0 million share buyback program announced in November, 2007.

Conference Call
Management will conduct a conference call at 4:30 p.m. Eastern today.  During the call, management will discuss the company’s quarterly and fiscal year performance and financial results.  To participate in the live call by telephone, please dial 800-480-2207, or, for international callers, please dial 706-643-7866 and reference ID number 57135185.  Those interested in listening to the conference call live via the Internet may do so by visiting the company’s web site at www.etrials.com.  Please go to the web site 15 minutes prior to the scheduled start to register, download and install any necessary audio software. A web cast audio replay and a telephone audio replay will also be available for two weeks by dialing 800-642-1687 from the US or 706-645-9291 for international callers and entering conference ID number 57135185 when prompted.

About etrials(R)
etrials Worldwide, Inc. (Nasdaq: ETWC) a leading provider of eClinical software and services to pharmaceutical, biotechnology, medical device, and contract research organizations offers adaptive, Web-based tools that work together to coordinate data capture, logistics, patient interaction and trial management – turning data into intelligence and shortening the pathway to an actionable study endpoint. etrials is one of the only top-tier solution providers that offers electronic data capture (EDC), interactive voice and Web response (IVR/IWR), electronic patient diaries (eDiary) as part of a flexible and integrated software-as-a-service (SaaS) platform or as individual solutions to capture high quality data from multiple pivot points to enable real-time access for perfectly informed decision-making. As an experienced leader, etrials has facilitated over 900 trials involving more than 400,000 patients in 60 countries; and has participated in 33 studies used for new drug applications. To learn more visit us at www.etrials.com. etwcf

4 000 Aerial Center Parkway , Morrisville , NC   27560   USA
(919) 653-3400 (919) 653-3620 fax
etrials.com

Forward-Looking Statements
This announcement contains forward-looking statements, including statements regarding future performance targets by the Company, all of which involve risks and uncertainties. Actual results could differ materially from those discussed. Factors that could cause or contribute to such differences include, but are not limited to, delays in the current schedule for clinical trials by existing clients, utilization of our software and services by clients to a lesser degree than is currently expected and terminations of existing projects, all of which are possible because our client agreements do not generally have minimum volume guarantees and can be terminated without penalty by clients, and failure to secure new project bookings at the rate management currently targets.  More information about potential factors which could cause actual results to differ from the forward looking statements included in this announcement is included in our filings with the Securities and Exchange Commission, including in the Risk Factors section of the Form 10-KSB filed with the Securities and Exchange Commission on March 10, 2008.  All forward-looking statements are based on information available to us on the date hereof, and we assume no obligation to update such statements.

etrials Worldwide, Inc.
Consolidated Balance Sheets
	June 30, 2008	December 31, 2007
	(unaudited)
Assets

Current assets:
Cash and cash equivalents	$13,906,206	$13,792,508
Short-term investments	-	1,448,526
Accounts receivable, net of allowances of $282,891 and $156,500, respectively	4,077,572	5,310,648
Inventory	460,016	554,430
Prepaid expenses and other current assets	479,401	330,082
Total current assets	18,923,195	21,436,194
Property and equipment, net of accumulated depreciation of $4,657,476 and $4,046,551, respectively	1,849,621	2,015,762
Goodwill	8,011,037	8,011,037
Other assets	119,538	119,538

Total assets	$28,903,391	$31,582,531

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable	$603,239	$720,243
Accrued expenses	2,142,112	1,747,257
Deferred revenue	2,406,540	1,705,544
Bank line of credit and other short-term borrowings	1,515,667	1,312,667
Current portion of capital lease obligations	233,999	429,789
Total current liabilities	6,901,557	5,915,500
Capital lease obligations, net of current portion	9,981	23,956
Long-term borrowings, net of current portion	327,004	250,337
Total liabilities	7,238,542	6,189,793

Commitments and contingencies

Stockholders' equity:
Common stock; $0.0001 par value; 50,000,000 shares authorized at June 30, 2008 and December 31, 2007; and 11,017,879 and 12,579,701 issued and outstanding at June 30, 2008 and December 31, 2007, respectively	1,101	1,258
Additional paid-in capital	55,829,078	55,301,138
Deferred compensation	(7,406)	(18,927)
Accumulated deficit	(34,157,924)	(29,890,731)
Total stockholders' equity	21,664,849	25,392,738

Total liabilities and stockholders' equity	$28,903,391	$31,582,531

etrials Worldwide, Inc.
Consolidated Statements of Operations
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Net service revenues	$3,967,121	$5,204,508	$7,675,330	$9,281,516
Reimbursable out-of-pocket revenues	342,111	1,771,180	929,743	2,416,026
Total revenues	4,309,232	6,975,688	8,605,073	11,697,542

Costs and expenses:
Costs of revenues	2,506,432	2,157,285	5,088,085	4,333,588
Reimbursable out-of-pocket expenses	342,111	1,771,180	929,743	2,416,026
Sales and marketing	1,444,402	1,493,491	2,590,828	2,665,375
General and administrative	1,734,387	2,508,920	3,185,435	3,981,396
Research and development	540,817	582,535	1,186,720	1,000,714
Amortization of intangible assets	-	3,801	-	15,199
Total costs and expenses	6,568,149	8,517,212	12,980,811	14,412,298
Operating loss	(2,258,917)	(1,541,524)	(4,375,738)	(2,714,756)

Other income (expense):
Interest expense	(32,502)	(21,700)	(78,768)	(41,031)
Interest income	87,032	242,127	224,040	496,022
Other expense, net	(25,322)	(10,271)	(36,727)	(11,760)
Total other income, net	29,208	210,156	108,545	443,231

Net loss	$(2,229,709)	$(1,331,368)	$(4,267,193)	$(2,271,525)

Net loss per share attributable to common stockholders:
Basic and diluted	$(0.20)	$(0.12)	$(0.39)	$(0.21)
Weighted average common shares outstanding:
Basic and diluted	10,957,753	10,749,450	10,965,664	10,739,721

etrials® is the registered trademark in the United States of etrials Worldwide, Inc. Other marks belong to their respective owners and are used with permission.

SOURCE: etrials Worldwide, Inc.

Contacts:
Investors:	Media:
Lippert/Heilshorn & Associates	etrials Worldwide, Inc.
Jody Burfening/Amy Gibbons	Chris Sakell
212-838-3777	919-653-3648
agibbons@lhai.com	Chris.Sakell@etrials.com

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4 000 Aerial Center Parkway , Morrisville , NC   27560   USA
(919) 653-3400 (919) 653-3620 fax
etrials.com